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                                                                    EXHIBIT 99.3

OSI PHARMACEUTICALS ANNOUNCES REPURCHASE OF $40 MILLION OF CONVERTIBLE NOTES FOR $26 MILLION

MELVILLE, N.Y., Aug 29, 2002 (BUSINESS WIRE) -- OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today that it has repurchased $40 million of convertible senior subordinated notes in the open market for a cost of approximately $26 million. The Company originally issued $200 million of convertible notes in February 2002.

"We have chosen to take advantage of this opportunity following what we consider to be an over-reaction in the marketplace last week to disappointing news on a competitor's rival drug candidate to Tarceva(TM)," stated Colin Goddard, Ph.D., Chairman and Chief Executive Officer of the Company. Both the common stock share price and the price at which the Company's convertible notes were trading declined significantly following the announcement on August 19th that a competitor's anti-EGFR drug candidate had failed to show a survival benefit in Phase III front-line combination chemotherapy trials. "This transaction is not only financially prudent but also sends a strong message that this organization remains confident in our own EGFR program and the overall prospects for EGFR inhibitors becoming an important class of drugs in the management of cancer. Furthermore, should conditions warrant, we may from time-to-time continue to enter the market in this regard," added Dr. Goddard.

In repurchasing the notes for approximately $0.65 on the dollar, the Company will have effectively retired $40 million of the $200 million convertible notes issued in February 2002. The Company retains a strong balance sheet with approximately $482 million in cash on hand following the transaction. The transaction resulted in a net gain of approximately $12.6 million which will be recognized in the fourth quarter of this fiscal year. The transaction will also result in interest savings of approximately $10.3 million over the remaining life of the repurchased notes.

OSI Pharmaceuticals is a leading biotechnology company primarily focused on the discovery, development and commercialization of innovative products for the treatment of cancer. OSI has built a pipeline of discovery programs and drug candidates addressing major, unmet medical needs in cancer and selected opportunities including diabetes, arising from the Company's extensive drug discovery research programs that represent significant commercial opportunities outside of cancer. OSI's most advanced drug candidate, Tarceva(TM), a small molecule inhibitor of the EGFR gene, is currently in Phase III clinical trials for lung and pancreatic cancers.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, uncertainties related to the identification of lead compounds, the successful pre-clinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.



 CONTACT:             OSI Pharmaceuticals, Inc.
                      Investor & Public Relations,
                      Kathy Galante, 631/962-2000
                      or
                      Burns McClellan (representing OSI)
                      Jonathan M. Nugent (Investors)
                      Kathy Jones, Ph.D. (Media), 212/213-0006